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                                                                    EXHIBIT 99.2


                                 AMENDMENT TO
                            FREDERICA BANK & TRUST
                         DIRECTORS' STOCK OPTION PLAN


     THIS FIRST AMENDMENT is made on this 17/th/ day of December, 1998, by PREMIER BANCSHARES, INC. ("Premier"), a corporation duly organized and existing under the laws of the State of Georgia.

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, pursuant to an Agreement and Plan of Reorganization dated July 9, 1998 (the "Merger Agreement") by and between Premier, Frederica Bank & Trust, a Georgia bank ("Frederica"), and PMB Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of Premier, Frederica has become a wholly-owned subsidiary of Premier;

     WHEREAS, the Board of Directors of Frederica previously adopted the Frederica Bank & Trust Directors' Stock Option Plan effective as of April 19, 1996 (the "Plan");

     WHEREAS, pursuant to the Merger Agreement, Premier has agreed to assume those options granted under the Plan which are outstanding as of the effective time of the merger; and

     WHEREAS, Premier desires to amend the Plan to reflect Premier's assumption of certain obligations under the Plan;

     NOW, THEREFORE, the Plan is hereby amended effective as of the date hereof as follows:

     1. All references in the Plan to the terms "Shares" and "common stock" shall hereinafter refer to the common stock of Premier, $1.00 par value, and references to an "option" or "options" shall refer to those replacement options granted by Premier pursuant to the Merger Agreement;

     2. All references in the Plan to Frederica and the Board of Directors of Frederica which relate to eligibility to participate in the Plan shall continue to refer to Frederica and the Board of Directors of Frederica, and all references in the Plan which relate to the administration of the Plan shall refer to Premier, unless the Board of Premier, in its discretion, determines that the context otherwise requires. In addition, without limiting the intent or effect of the preceding sentence, the reference to "the Bank" in Section 9 ("Amendment and Termination") is hereby expressly amended to refer to Premier, such that Section 9 shall hereby be read as follows:

     "The Board of Directors at any time may terminate the Plan and, at any time, may amend the Plan, without shareholder approval, as deemed in the best interests of Premier; provided, that shareholder approval by the shareholders of the Bank shall be required for any amendment which shall (i) increase the number of Shares which
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     may be issued pursuant to the Plan, (ii) modify the requirements as to eligibility for participation, (iii) increase the benefits accruing to eligible directors, or (iv) reduce the amount of any benefit or adversely change the terms and conditions thereof."


     3. The first sentence of the first paragraph of Section 2 shall hereby be deleted and the following shall be substituted in lieu thereof:

     "The Plan shall be administered by the Board of Directors (the "Board" or "Board of Directors") of Premier Bancshares, Inc. ("Premier"), or upon its delegation, by a committee comprised of not less than two (2) members of the Board. To the extent that the Plan is administered by a committee (the "Committee") appointed by the Board of Premier, the Committee shall include no fewer than the minimum number of "non-employee directors," as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required by Rule 16b-3 or any successor rule. For the purposes herein, the terms "Board" and "Board of Directors" shall also include the Committee if the Board has delegated all or part of its administrative authority to the Committee."

     Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

     IN WITNESS WHEREOF, Premier has caused this First Amendment to be executed on the day and year first above written.

                                   PREMIER BANCSHARES, INC.



                                   By:/s/ Darrell D. Pittard
                                      ----------------------------
                                      Darrell D. Pittard, Chairman

ATTEST:


/s/ Barbara J. Burtt
---------------------------
Barbara J. Burtt, Secretary

     [CORPORATE SEAL]